A Leader in Therapeutic Antibodies January 11, 2006 JP Morgan Conference Filed Pursuant to Rule 433 Registration Nos. 333-130442 January 10, 2006

NASDAQ: XOMA
Statements made in this presentation relating to future financial performance or results, the timing of regulatory filings, the timing and results of clinical trials and other aspects of product development, collaborative and other strategic relationships, the regulatory process and approvals, collaboration and licensing opportunities and plans for sales and marketing, or that otherwise relate to future periods, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section
21E of the Securities Exchange Act of 1934.
These statements are based on assumptions which may not prove accurate. Actual results could differ materially from those anticipated, due to certain risks inherent in the biotechnology industry, as well as for companies engaged in the development of new products in a regulated market.
These risks, including those related to the success of the sales and marketing efforts for our products, the size and timing of expenditures, whether there are unanticipated expenditures and whether funds are available on acceptable terms; safety or efficacy of the products being tested; design and progress of clinical trials; additional time requirements in connection with regulatory filings for data analysis, filing preparation, discussions with the FDA, additional clinical studies or manufacturing process modifications; action, inaction or delays by the FDA, European regulators and/or their advisory bodies;
analysis and interpretation by, or submission to, these entities and others of scientific data; results of pre-clinical testing; changes in the status of the Company's collaborative and other relationships; the ability of partners to meet their obligations; availability of collaboration and licensing opportunities;
success of competitors; market demand for products; uncertainties regarding biotechnology patents;
uncertainties as to the costs of protecting intellectual property; and risks associated with XOMA's status as a Bermuda company are discussed in the Company's most recent report on Form 10-K and in other
SEC filings.
Such risks should be considered carefully in evaluating XOMA's prospects.
Copyright 2006, XOMA Ltd.
Forward-Looking Statements

NASDAQ: XOMA
XOMA, Ltd. has filed a registration statement (including a
prospectus) with the SEC for the offering to which this
communication relates. Before you invest, you should read
the prospectus in that registration statement and other
documents XOMA has filed with the SEC for more complete
information about XOMA and this offering.  You may get
these documents for free by visiting EDGAR on the SEC
Web site at
www.sec.gov .
Alternatively, XOMA or the
information agent will arrange to send you the prospectus if you request it by calling toll-free 1-888-867-6963.

NASDAQ: XOMA
Premier Therapeutic Antibody
Discovery and Development Company
Managing Development and Financial
Risks, Effectively Utilizing Assets
Marketed Product plus Diverse,
Growing Pipeline
XOMA
“Right Place, Right Time, By Design”

NASDAQ: XOMA
Antibody Technologies
Antibody Technologies
Comprehensive Antibody Platform for
Comprehensive Antibody Platform for
Discovery, Optimization and Manufacturing
Discovery, Optimization and Manufacturing
Multiple Antibody Phage Display Libraries
Proprietary Human
Engineering ™
Technology
Bacterial Cell Expression

NASDAQ: XOMA
XOMA
Human Engineering™ Technology
Clinically Validated
100% Success Rate To Date
25 mAbs Human Engineered™
6 Different Targets
Structural Approach
Applicable to mAbs from any Species
Issued IP
Reduce Immunogenicity
Reduce Immunogenicity
of Non-human mAbs
of Non-human mAbs

NASDAQ: XOMA
Therapeutic Antibody Development
Therapeutic Antibody Development
Antibody Lead
Discovery
Preclinical
Development
Clinical
Development
Tech Dev
Mfg
Fully Integrated Development Infrastructure
Fully Integrated Development Infrastructure
Target
Discovery
Functional Biology
Pharmacology (Efficacy, MOA)
Toxicology (IND-enabling safety)
Cell Line and Process Development
Clinical & Regulatory
Pilot Plant and GMP Manufacturing

NASDAQ: XOMA
Process Development
Process Development
Cell Line Development
Cell Banking
Pilot Plant Production
Assay Development
Formulation Development
Manufacturing
Manufacturing
cGMP Production
Scale to 2750 L - 3 Trains
Grams to Kilograms
15,000 sq ft Pilot Plant
GMP Manufacturing Plant
XOMA’s Integrated Development and
Manufacturing Capability

9 NASDAQ: XOMA Recognized Leader in Technology and Capabilities Leverage Technologies and Capabilities Manage Development and Financial Risks XOMA Strategy

NASDAQ: XOMA
Benefits from Collaborations
Chiron provides validated antibody targets
and leads for oncology products
Goal: 1 IND each year
Lexicon provides validated antibody targets
Goal: Minimum of 3 products in 3 years
Bring More Product Candidates into XOMA’s Pipeline
Utilize Complementary Capabilities from XOMA and Partners
Manage Financial Risk
Share Development Cost
Utilize XOMA Infrastructure
Provide Other Financial Resources
Maintain Flexibility (e.g. Profit-Share or Royalty)

NASDAQ: XOMA
Marketed Product
Marketed Product
RAPTIVA
®
Plaque Psoriasis Genentech
XOMA Pipeline Highlights
RAPTIVA
®
Atopic Dermatitis Genentech
CHIR-12.12 CLL/MM Chiron
rBPI
21
/ NEUPREX
®
POHS, Burns, BMT Proprietary
Clinical-Stage Candidates
Clinical-Stage Candidates
XMA005.2 Immunology Proprietary
Multiple Candidates Oncology Chiron
Metabolic mAb Type II Diabetes, Obesity Lexicon Genetics
Anti-Gastrin mAb GI Cancers Aphton
Early-Stage Programs
Early-Stage Programs
CIMZIA™
Rheumatoid Arthritis / Crohn’s Disease UCB Celltech
Lucentis™
Wet AMD Genentech
Bacterial Cell Expression Approximately 40 Licensees Merck, Wyeth, Others
Technology Licenses
Technology Licenses

NASDAQ: XOMA
Genentech and Serono
Large Markets with Unmet Need
Moderate-to-Severe Plaque Psoriasis
Large Safety and Efficacy Database
Increasing Worldwide Sales
Atopic Dermatitis Trial
RAPTIVA
®
- Marketed Product
Quarterly RAPTIVA
®
U.S. and Worldwide Sales
2004 2005
Q1 Q2 Q3 Q4
Ex-U.S.
U.S.
6.4
17.3
20.1
13.6
Q1
21.1
Q2
28.7
30.9
Q3
10
20
25
15
30
35
5
0

Apoptosis
B-CELL
CHIR-12.12
T-CELL
CHIR-12.12
B-CELL
Perforin (purple)
Granzyme (green)

NASDAQ: XOMA
Phase I Testing in CLL and MM Underway
B-cell Lymphoma/Leukemia Indications
Anti-CD40 mAb
High Affinity, Fully Human
Dual Mechanism of Action
Blocks CD40-CD40L-mediated Cancer Growth
Recruits Immune Cells to Kill Tumors (ADCC)
No Agonist or Stimulatory Activity
Improved Efficacy Compared with Rituxan
®
CHIR 12.12 Anti-CD40 MAb

TNF
TNF (pg/mL)
Hours After Dosing
IL-6
IL-6 (pg/mL)
Hours After Dosing

NASDAQ: XOMA
Product
Large Safety Database
Potent Endotoxin Neutralization
Multiple Indications
POHS, Burns, BMT
BioDefense - ARS
Clinical Plan
IST for POHS Underway
Burns and BMT IST’s Soon
EU Orphan Drug Application
rBPI
21
/ NEUPREX
®

Mediator level, pg/ml
0.0001
0.001
0.01
0.1
1
10
100
1000

Percent Inhibition

XOMA

NASDAQ: XOMA
Potent Anti-inflammatory mAb
Multiple Indications
RA, OA, Others
Product
Human Engineered™
High Affinity mAb – 300 fM
Potent Inhibitory Activity
Target Monthly Dosing
Preclinical Stage
Planned IND - Q406
Phase I - Q107
XMA005.2
-5000
5000
15000
25000
35000
45000
XMA005.2
Target Challenge
Unstimulated
Antibody, nM
In Vivo Inhibition
0
10
20
30
40
50
60
70
80
90
100
0.4 0.13 0.04 0.013
In Vitro Neutralization
XMA005.2 (ug/kg)

NASDAQ: XOMA
Marketed Product
RAPTIVA
®
for Moderate-to-Severe Plaque Psoriasis
Clinical Stage Programs
RAPTIVA
®
(Phase II) – Atopic Dermatitis
CHIR-12.12 – CLL, MM
rBPI
21
/NEUPREX – POHS, Burns, BMT
Growing Early-Stage Pipeline
XMA005.2
Multiple Oncology Candidates
Metabolic mAb
Technology Licenses-related Products
CIMZIA ™
Lucentis ™
Pipeline Summary
XOMA
XOMA
Building a Strong and
Diverse Therapeutic
Antibody Product Pipeline.

NASDAQ: XOMA
RAPTIVA
®
– Market Penetration
CMO Deals – NIAID, Cubist
CIMZIA ™
and
Lucentis ™
Royalty Possibilities
CHIR-12.12 – Clinical Progress
rBPI
21
/NEUPREX – Additional IST’s
Business Development Initiatives
Registration / Exchange Offer for Convertible Debt
Revenue Growth, Reductions in Spending and Cash Burn,
Size of Pipeline
2006 Catalysts

NASDAQ: XOMA
“Right Place, Right Time, By Design”
Maintain Leadership in Therapeutic Antibodies
Leverage Technologies, Infrastructure and
Capabilities
•
Grow Pipeline
•
Grow Revenues
Manage Development and Financial Risks
A Premier Therapeutic Antibody Company

A Leader in Therapeutic Antibodies * * *